Calculation of Filing Fee Tables
F-3
TotalEnergies SE
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.724% Notes due 2034	457(r)	750,000,000		$ 750,000,000.00	0.0001476	$ 110,700.00
Fees to be Paid	2	Debt	5.275% Notes due 2054	457(r)	1,000,000,000		$ 1,000,000,000.00	0.0001476	$ 147,600.00
Fees to be Paid	3	Debt	5.425% Notes due 2064	457(r)	1,250,000,000		$ 1,250,000,000.00	0.0001476	$ 184,500.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 3,000,000,000.00		$ 442,800.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 442,800.00
Offering Note
[1]	The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), was originally deferred in accordance with Rule 456(b) under the Securities Act.

[2]	See Offering Note 1

[3]	See Offering Note 1